THE ZWEIG FUND, INC,.

ARTICLES SUPPLEMENTARY


		The Zweig Fund, Inc., a Maryland corporation having its principal office in Maryland, in Baltimore City, Maryland
(hereinafter called the "Corporation"), hereby certifies to the Maryland State Department of Assessments and Taxation that:

		FIRST: Pursuant to Title 3, Subtitle 8 of the Maryland General Corporation Law (the "MGCL"), by resolution of its Board of Directors adopted on September ___, 2008, the Corporation elected to become subject to Section 3-804(a) of the MGCL with respect to the vote required for stockholders to remove any director of the Corporation. The effect of the election under Section 3-804(a) of the MGCL is to require, for removal of a director, the affirmative vote of at least two-thirds of all the votes entitled to be cast by the stockholders generally in the election of directors. Such removal is subject to Section 2-406(b)(3) of the MGCL, which requires that a director may not be removed without cause. In the event of any inconsistency with the Charter or Bylaws of the Corporation, the aforesaid provisions of the MGCL will govern.

		IN WITNESS WHEREOF, the Corporation has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this ___ day of ____________, 2008, and the undersigned officers acknowledge that these Articles Supplementary are the act of the Corporation, that to the best of their knowledge, information and belief all matters and facts set forth herein with respect to the authorization and approval of these Articles
Supplementary are true in all material respects, and that this statement is made under the penalties of perjury.


WITNESS:                             THE ZWEIG FUND, INC.


_________________________________     By: ____________________________
Kevin Carr                                George R. Aylward